Exhibit (c)(6)

November 21, 2013 Presentation to the Transaction Committee Regarding Project WILDCATS

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Date Received November 19, 2013 October 30, 2013 Consideration Mix 100% Stock 100% Stock Exchange Ratio 0.480 LION common units for each TIGER share Represents 12.1% of Pro Forma LION shares 0.460 LION common units for each TIGER share Represents 11.6% of Pro Forma LION shares Purchase Price $2,235 mm (as of November 20, 2013; based on LION‘s share price of $22.73) $2,163 mm (as of October 30, 2013; based on LION‘s share price of $22.96) Implied Valuation Per Share $10.91 based on LION’s stock price as of November 20, 2013 Represents a 11.9% premium to November 20, 2013 closing TIGER share price ($9.75) and a 4.7% premium to 9/30/13 book value $10.56 based on LION’s stock price as of October 30, 2013 Represents a 6.7% premium to October 30, 2013 closing TIGER share price ($9.90) and a 1.4% premium to book value Tax Structure Transaction will be taxable to TIGER shareholders Transaction will be taxable to TIGER shareholders Summary of Proposal

Proposal Value 1. TIGER book value is $10.42 as of 9/30/13 0.460 0.480 Exchange Ratio Exchange Ratio Date 10/30/2013 11/20/2013 52 Week High 52 Week Low 10-Day VWAP 20-Day VWAP YTD VWAP LION Share Price $22.96 $22.73 $23.96 $13.35 $22.95 $23.03 $19.56 Implied Purchase Price $10.56 $10.91 $11.50 $6.41 $11.02 $11.05 $9.39 Implied Total Purchase Price ($mm) $2,163 $2,235 $2,356 $1,313 $2,256 $2,264 $1,923 TIGER Share Price $9.90 $9.75 $11.93 $9.40 $9.55 $9.81 $10.68 Premium to TIGER 11/20/13 Price 8.3% 11.9% 18.0% (33.0%) 15.1% 15.5% (1.9%) 10/30/13 Price 6.7% 10.2% 16.2% (35.3%) 11.3% 11.7% (5.2%) 52 Week High (11.5%) (8.5%) (3.6%) (46.3%) (7.7%) (7.3%) (21.3%) 52 Week Low 12.4% 16.1% 22.3% (31.8%) 17.2% 17.6% (0.1%) 10-Day VWAP 10.6% 14.2% 20.4% (32.9%) 15.4% 15.8% (1.7%) 20-Day VWAP 7.7% 11.2% 17.2% (34.7%) 12.3% 12.7% (4.3%) YTD-Day VWAP (1.1%) 2.2% 7.7% (40.0%) 3.1% 3.5% (12.1%) Premium to TIGER Book Value (1) 1.4% 4.7% 10.4% (38.5%) 5.7% 6.1% (9.9%)

Summary of Meeting with LION Management and Advisors SOP representatives met with LION CFO, General Counsel and Strategy team as well as LION’s advisor, Goldman Sachs LION explained its rationale for the TIGER transaction and valuation methodology Rationale for LION Increases predictability of LION’s distributable income LION will distribute 100% of TIGER income Further diversifies its balance sheet from traditional PE investments LION intends to keep TIGER as separate subsidiary and will maintain its legal structure LION will redeploy TIGER capital and liquidity over time into higher returning businesses Seed new funds Warehouse investments Capital markets – Merchant Banking initiative Expect positive reaction from the investor community However, LION does expect to be downgraded 1 or possibly 2 notches by rating agencies Increases LION stock liquidity

Summary of Meeting with LION Management and Advisors (cont.) LION’s view of rationale for TIGER Reduction in tax inefficiencies for TIGER shareholders Ability to participate in upside of LION stock Per LION management, driven by greater certainty of cash carry realization and improved fund raising for new strategies should lead to potential multiple expansion Participate in more diverse earnings stream Greater liquidity for TIGER shareholders Higher likelihood of stock price appreciation Two TIGER shareholders which also own LION stock contacted LION Management in the last year to suggest to LION to consider a merger with TIGER LION valuation methodology of TIGER Asset value – no franchise value assigned LION advisor is valuing TIGER as a “permanent capital vehicle” to hold specified assets Not an operating business October TIGER strategic plan was not considered No credit given for historical importance of TIGER to development of LION Public Markets business segment LION advisor’s comparable transactions (pg. 14) are primarily REIT acquisitions (pure asset plays) that are based on NAV with limited market premium

Review of TIGER Q4 and 2014 Results Source: Company filings and TIGER Management 2013 Provided by TIGER management TIGER’s 2014 and 2015 analyst mean estimated EPS are $1.27 and $1.05, respectively $0.46 $0.39 $0.16 $0.30 $1.31 $1.00 $1.10 Q1 Q2 Q3 Q4E 2013E 2014E

Imputed Valuation of TIGER Under Management Scenarios

	Reference	TIGER Management Team's View on Future Earnings				
		High Case[1] 2014E	Low Case[1] 2014E	Downside Case[2] 2015E	Base Case[2] 2015E	Aggressive Case[2] 2015E
TIGER Estimated Earnings		$1.10	$1.00	$0.74	$1.22	$1.46
TIGER Income Distributions Assumed at 90%[3]	90.0%	$0.99	$0.90	$0.67	$1.10	$1.31
Imputed NPV Per Share Based on BDC Dividend Yields						
Median	**8.8%**	**$11.61**	**$10.58**	**$8.13**	**$12.74**	**$15.04**
Mean	**9.0%**	**$11.29**	**$10.28**	**$7.93**	**$12.41**	**$14.64**
Imputed NPV Per Share Based on Projected Senior / Floating BDC Dividend Yields						
Median	**7.7%**	**$13.01**	**$11.85**	**$9.02**	**$14.20**	**$16.79**
Mean	**8.8%**	**$11.56**	**$10.53**	**$8.12**	**$12.71**	**$15.01**
Imputed Value Per Share Based on Historical TIGER Valuation (3 Year Period)						
Median Dividend Yield	**7.9%**	**$12.46**	**$11.33**	**$8.38**	**$13.82**	**$16.53**
Mean Dividend Yield	**7.8%**	**$12.74**	**$11.58**	**$8.57**	**$14.13**	**$16.91**
Median Price / Book	1.00x	$10.45	$10.45	$10.45	$10.45	$10.45
Mean Price / Book	0.99x	$10.36	$10.36	$10.36	$10.36	$10.36

Note: NPV calculated using a discount rate of 8.0%. Rate calculated using a beta of 0.91, a risk free rate of 2.80% and an equity risk premium of 5.70%
1. TIGER Management provided a range of $1.00 to $1.10 for 2014E EPS
2. Source: Management's Strategic Plan Recommendation in TIGER Strategic Review Presentation for Board of Directors (10/22/13)
3. Management has given guidance that they will maintain a quarterly income distribution of $0.22 per share. However, we assumed that 90% of all earnings per share is paid out order to provide an illustrative valuation analysis
Source: SNL Financial

SANDLER O'NEILL + PARTNERS 7

Bridge From GAAP Book to Unconsolidated Recent Sales Book Value Source: TIGER Management Analysis $10.42 $9.89 ($7.19) $6.84 ($0.05) ($0.10) ($0.04) $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 GAAP Book Value Deconsolidate CLOs -- "GAAP Assumes 100% Ownership" Value CLOs at Recent Sales Value -- (Actual Economic Ownership) Oil & Gas Adj. Corp Debt Adj. Remove Capitalized Debt Costs Unconsolidated Book

EPS Accretion / Dilution Based on TIGER Share Buybacks Note: Assumes 7.50% coupon debt is raised to repurchase shares Purchase Price $9.75 $10.00 $10.25 $10.50 $10.91 $100 Million Buyback 2014 Street 1.6% 1.5% 1.3% 1.1% 1.0% 2015 Street 1.9% 1.8% 1.7% 1.4% 1.4% Base Case 2.1% 2.0% 1.8% 1.6% 1.5% Downside Case 0.1% (0.1%) (0.2%) (0.4%) (0.5%) Aggressive Case 2.6% 2.5% 2.4% 2.1% 2.1% Pro Forma Book Value $10.45 $10.44 $10.42 $10.41 $10.39 Increase (Decrease) $0.04 $0.02 $0.01 ($0.00) ($0.02) $200 Million Buyback 2014 Street 3.4% 3.1% 2.8% 2.3% 2.2% 2015 Street 4.1% 3.8% 3.5% 3.0% 2.9% Base Case 4.5% 4.2% 3.9% 3.4% 3.2% Downside Case 0.1% (0.1%) (0.4%) (0.9%) (1.0%) Aggressive Case 5.6% 5.3% 5.0% 4.5% 4.3% Pro Forma Book Value $10.49 $10.46 $10.43 $10.41 $10.37 Increase (Decrease) $0.07 $0.05 $0.02 ($0.01) ($0.05)

LION—Summary of Equity Research Source: Bloomberg and FactSet Analyst Recommendations Median Analyst Estimates 10 Analysts (66.7%) 4 Analysts (26.7%) Buy Hold $2.47 $2.39 2013FY 2014FY Firm Analyst Rating Target Price 2013 EPS 2014 EPS Last Updated Sterne, Agee & Leach Jason Weyeneth Buy $28.00 $2.49 $2.57 10/25/2013 Sandler O'Neill Michael Kim Buy $27.00 $2.46 $2.33 10/25/2013 Argus Research Corp David Ritter Buy $26.00 $2.20 $2.37 8/27/2013 Goldman Sachs Marc Irizarry Buy / Neutral $26.00 NA NA 10/24/2013 Keefe, Bruyette & Woods Robert Lee Outperform $26.00 $2.51 $2.75 10/25/2013 Evercore Partners Warren Gardiner Equalwieght $25.00 $2.39 $2.36 10/24/2013 Oppenheimer & Co Christopher Kotowskim Outperform $25.00 $1.83 $1.99 10/24/2013 BMO Capital Markets David Chiaverni Market Perform $24.00 $2.42 $2.25 10/24/2013 Morgan Stanley Matthew Kelley Equal Weight $24.00 $2.47 $2.41 10/30/2013 Credit Suisse Howard Chen Neutral $23.00 $2.65 $2.90 10/24/2013 Barclays Roger Freeman Overweight $21.00 NA NA 7/29/2013 Wells Fargo Securities Christopher Harris Outperform NA $2.49 $2.53 10/25/2013 Makor Capital Albert Saporta Buy NA NA NA 9/11/2013 JPMorgan Christopher Brown Overweight NA NA NA 7/5/2013

Accretion/Dilution Analysis Under Various Scenarios 1. Mean Analyst Estimates for LION (2015 $2.74) and TIGER (2015 TIGER estimate is 2014E multiplied by EPS LTGR) 2. Source: Management’s Strategic Plan Recommendation in TIGER Strategic Review Presentation for Board of Directors (10/22/13) 3. Source: Liquidity Forecast in TIGER Board of Directors Meeting (10/23/13) Source: SNL Financial Management Strategic Plan Cases Current Bid (0.48 Exchange Ratio) Street (1) Base Case (2) Downside Case (2) Aggressive Case (2) 2015 Estimated EPS $1.16 $1.22 $0.74 $1.46 LION Accretion / (Dilution) ($) ($0.03) ($0.02) ($0.14) $0.04 (%) (1.2%) (0.7%) (5.1%) 1.5% TIGER Accretion / (Dilution) ($) $0.14 $0.09 $0.51 ($0.13) (%) 12.1% 7.0% 68.6% (8.6%) 2015 LION Break-Even EPS Analysis Exchange Ratio 0.430x 0.453x 0.276x 0.540x Share Price $9.78 $10.29 $6.27 $12.27 2015 Income Distribution Impact LION New LION Income Distribution $1.63 $1.64 $1.52 $1.70 Accretion / (Dilution) ($) $0.11 $0.12 $0.00 $0.18 (%) 7.1% 8.1% 0.2% 12.1% TIGER New TIGER Income Distribution $0.78 $0.79 $0.73 $0.82 Accretion / (Dilution) ($) ($0.26) ($0.31) $0.06 ($0.50) (%) (25.1%) (28.2%) 9.7% (37.8%)

Has / Gets Analysis Management Strategic Plan Cases Base Downside Aggressive Street Case Case Case 2015 EPS TIGER $1.16 $1.22 $0.74 $1.46 With LION $1.30 $1.31 $1.25 $1.33 2015 Income Distribution TIGER $1.04 $1.10 $0.67 $1.31 With LION $0.78 $0.79 $0.73 $0.82 Long-Term Analyst Earnings Growth TIGER 10.0% LION 6.9% One-Year Average Daily Trading Volume ($mm) TIGER $10.1 LION $41.6 One-Year Total Return to Shareholders TIGER 5.1% LION 77.9%

Comparison to LION Stand-Alone Equity Raise 1. Assumed to equal current deal value Components of Discounts in Offering Price and Aggregate Dollar Impacts Current Price $22.73 $22.73 $22.73 $22.73 Net Offering Price / Proceeds $20.00 $20.50 $21.00 $21.50 Pricing Discount to Current Price 9.3% 7.0% 4.8% 2.5% Underwriting Fees and Expenses 3.0% 3.0% 3.0% 3.0% Overall Fees & Discounts 12.0% 9.8% 7.6% 5.4% Total Economic Cost of Offering to LION ($ Aggregate) ($305.1) ($243.1) ($184.1) ($127.8) Equivalent Economic Cost per TIGER Share $1.49 $1.19 $0.90 $0.62 Implied Price per TIGER Share Including Book Value $11.91 $11.61 $11.32 $11.04 Assumptions and Inputs Total Target Capital Raise ($mm) (1) $2,234.7 TIGER Shares Outstanding (mm) 204.8 Proposed Deal Value per Share $10.91 TIGER Book Value per Share $10.42 Shares Issued to TIGER in Proposed Merger (mm) 98.3

Overview of Goldman Sachs Preferred Comparable Transactions

Date Announced	Target	Type	Buyer	Target Type	Premium on Announcement[1]	Premium to NAV (GS)[2,3]	Premium to NAV (SOP)[2,4]	% Stock	% Cash
10/22/13	Cole Real Estate Investments, Inc.	Net Lease	American Realty Capital Properties, Inc.	REIT[5]	13.8%	NM	23.0%	81%	19%
09/04/13	Thomas Properties Group, Inc.	Office	Parkway Properties, Inc.	REIT[5]	12.0%	NM	NM	100%	0%
06/03/13	Colonial Properties Trust	Apartment	Mid-America Apartment Communities, Inc.	REIT[5]	0.7%	NM	(8.4)%	100%	0%
05/28/13	CapLease, Inc.	Net Lease	American Realty Capital Properties, Inc.	REIT[5]	19.7%	NM	16.9%	0%	100%
01/30/13	CreXus Investment Corp.	Mortgage	Annaly Capital Management, Inc.	REIT[5]	17.1%	NM	NM	0%	100%
09/06/12	American Realty Capital Trust, Inc.	Net Lease	Realty Income Corporation	REIT[5]	2.2%	NM	13.3%	97%	3%
07/02/12	Conversus Capital	PE Interests	HarbourVest Partners	PE PCV	5.0%	(18.7)%	(18.7)%	>50.1%	<49.9%
12/24/11	Cogdell Spencer Inc.	Healthcare / Medical Office	Ventas, Inc.	REIT[5]	8.4%	NM	(20.0)%	0%	100%
04/21/11	Absolute Private Equity	PE Fund of Funds	HarbourVest Partners	PE PCV	1.5%	(28.6)%	(28.6)%	0%	100%
02/27/11	Nationwide Health Properties, Inc.	Healthcare	Ventas, Inc.	REIT[5]	15.5%	NM	56.3%	100%	0%
01/30/11	ProLogis	Industrial	AMB Property Corporation	REIT[5]	(0.2)%	NM	NM	100%	0%
Median					8.4%	(23.7)%	2.5%		
Mean					8.7%	(23.7)%	4.2%		

Source: SNL Financial
1. Represents offer premium to share price
2. Represents offer premium to NAV per share
3. Based on materials prepared by Goldman Sachs
4. Based on materials prepared by Sandler O'Neill
5. Indicates internally managed investment vehicle

SANDLER O'NEILL + PARTNERS 14

M&A Perspective: Recent Affiliated-Party Financial Services Transactions Observations

- An examination of selected[1] affiliated party financial services transactions indicated the following:
  - The final offer price is a market premium in excess of 20% to the initial share price before offer
  - The final offer is most often at a premium in excess of 10% to the initial offer
  - The buyer typically submits 3-5 bids before agreeing to price with the seller
  - In several cases the seller announced the existence of an offer to the public during the negotiating process

Annc. Date	Buyer	Target	Deal Value ($ mm)	Stock Price Before Initial Offer or Rumor	Initial Offer[1]	Final Offer	Total Rounds of Offers	Initial Premium to Initial Stock Price	Final Premium to Initial Stock Price	Increase to Initial Offer
11/12/2012	Annaly Capital Management Inc	CreXus Investment Corp	$876	$11.10	$12.50	$13.05	4	12.6%	17.6%[(2)]	4.4%
11/12/2012	Leucadia National Corp	Jefferies Group Inc	$2,924	$14.27	$16.46	$17.66	2	15.4%	23.7%	7.3%
10/13/2008	Banco Santander SA	Sovereign Bancorp Inc	$1,910	$3.81	$3.81	$3.81	1	0.0%	0.0%	0.0%
08/12/2008	Bank of Tokyo-Mitsubishi UFJ Ltd	UnionBanCal Corp,CA	$3,808	$53.02	$58.00	$73.50	3	9.4%	38.6%	26.7%
03/10/2008	Nationwide Mutual Insurance Co	Nationwide Finl Svcs Inc	$2,471	$40.00	$47.20	$52.25	3	18.0%	30.6%	10.7%
07/17/2007	Alfa Mutual	Alfa Corp	$833	$15.20	$17.60	$22.00	5	15.8%	44.7%	25.0%
11/20/2006	Toronto-Dominion Bank	TD Banknorth Inc	$3,201	$28.81	$32-34	$32.33	6	14.5%	12.2%	(2.0%)
						Mean	**3.4**	**12.2%**	**23.9%**	**10.3%**
						Median	**3.0**	**14.5%**	**23.7%**	**7.3%**

1. Transactions involving U.S. based publicly-traded targets in the financial services industry with deal values between $500 million and $5 billion since January 1, 2007 where acquirer owned at least 10% of target pre –transaction and acquired 100% of the remaining stock
2. Includes special dividend

Source: SNL Financial, Thompson IB, SEC filings

SANDLER O'NEILL + PARTNERS 15

LION acquired PANTHER via a reverse merger in October of 2009 PANTHER unit holders received a 30% interest in the combined entity Transaction was originally announced in July of 2008 and was twice revised to give PANTHER’s unit holders better economics Initial offer was for 21% ownership interest Offer was subsequently revised to 27% ownership interest Ultimately, the final transaction offered a 30% ownership interest LION subsequently delisted from Euronext Amsterdam and listed on NYSE in the United States LION’s principals did not sell any equity or receive any distributions in this series of transactions LION principals and public unit holders own substantially the same type of interest in LION LION acquired PANTHER’s balance sheet with approximately $3 billion in net assets Case Study: LION Merger with PEI Entity

Appendix

Unconsolidated Balance Sheet Mark to Market Analysis

($ in millions)

	GAAP Value	Adj. 1	Adj. 2A	Adj. 2B	Adj. 2C	Adj. 3,4,5	Cumulative Adjustments	TR Market Value[6]	Management Liq. Analysis[7]	Recent Sales[8]
Cash	$222.0	-	-	-	-	-	-	$222.0	$222.0	$222.0
Restricted Cash	509.7	(472.5)	-	-	-	-	(472.5)	37.2	37.2	37.2
CLO Notes	-	-	1,269.8	1,371.6	1,401.4	-		1,269.8	1,371.6	1,401.4
Securities	519.7	(327.2)	-	-	-	-	(327.2)	192.5	192.5	192.5
Corporate Loans	6,153.1	(5,780.4)	-	-	-	2.7	(5,777.6)	375.4	375.4	375.4
Equity Investments	191.2	(5.3)	-	-	-	-	(5.3)	185.9	185.9	185.9
Oil & Gas Properties	372.0	-	-	-	-	(9.4)	(9.4)	362.6	362.6	362.6
Derivative Assets	35.3	-	-	-	-	-	-	35.3	35.3	35.3
Interest & Principal Receivable	38.6	(23.7)	-	-	-	-	(23.7)	14.9	14.9	14.9
Other Assets	430.4	(26.8)	-	-	-	(7.3)	(34.1)	396.3	396.3	396.3
Total Assets	**$8,472.0**	**($6,635.9)**	**$1,269.8**	**$1,371.6**	**$1,401.4**	**($13.9)**	**($6,649.8)**	**$3,092.0**	**$3,193.8**	**$3,223.6**
CLO Secured Notes	4,903.4	(4,903.4)	-	-	-	-	(4,903.4)	-	-	-
CLO Junior Secured Notes to Affiliates	193.9	(193.9)	-	-	-	-	(193.9)	-	-	-
Credit Facilities	48.5	-	-	-	-	-	-	48.5	48.5	48.5
Senior Notes	362.3	-	-	-	-	11.5	11.5	373.8	373.8	373.8
Preferred Equity	362.0	-	-	-	-	11.8	11.8	373.8	373.8	373.8
Junior Subordinated Notes	283.5	-	-	-	-	-	-	283.5	283.5	283.5
Accounts Payable, Accrued Expenses & Other Liabilities	74.8	(5.3)	-	-	-	-	(5.3)	69.5	69.5	69.5
Accrued Interest Payable	16.5	(10.6)	-	-	-	-	(10.6)	5.9	5.9	5.9
Accrued Interest Payable to Affiliates	4.1	(4.1)	-	-	-	-	(4.1)	-	-	-
Related Party Payable	3.8	(0.9)	-	-	-	-	(0.9)	2.9	2.9	2.9
Derivative Liabilities	86.1	(45.7)	-	-	-	-	(45.7)	40.4	40.4	40.4
Total Liabilities	**$6,338.9**	**($5,163.9)**	**$0.0**	**$0.0**	**$0.0**	**$23.2**	**($5,140.6)**	**$1,198.2**	**$1,198.2**	**$1,198.2**
Equity Allocable to Common Shareholders	**$2,133.1**							**$1,893.8**	**$1,995.5**	**$2,025.4**
Total Shares	**204.8**							**204.8**	**204.8**	**204.8**
Per Share Value	**$10.42**							**$9.25**	**$9.74**	**$9.89**

1. Deconsolidate CLOs (remove all CLO consolidation amounts from balance sheet)
2. Add CLO notes at market value
3. Adjust Oil & Gas investments to fair value
4. Adjust balance sheet holdings from cost to fair value where applicable
5. Adjust other assets to remove capitalized debt costs and adjust debt amounts to Par Value
6. Market value of CLO Notes based on marks from Thompson Reuters
7. Market value of CLO Notes based on liquidation value for deals that can be called; for 2012-1 and 2013-1 the values are based on Thompson Reuters values
8. Market value of CLO Notes based on BWIC winning prices where available; otherwise based on higher values from Thompson Reuters or Liquidation value

Source: TIGER Management Analysis

SANDLER O'NEILL + PARTNERS 18

Comparable Group Analysis for TIGER

Dollar values in millions except share price

						Valuation					Total Return	
						Price/						
Company	Ticker	Share Price ($)	Market Cap ($mm)	Total Assets ($mm)	LTM ROE (%)	NAV (x)	2013 Est. EPS (x)	2014 Est. EPS (x)	2015 Est. EPS (x)	Current Dividend Yield[1] (%)	Three Month (%)	One Year (%)
Business Development Companies												
Ares Capital Corporation	ARCC	17.96	5,051	7,754	12.9	1.10	11.0	10.9	10.0	8.5	5.1	12.6
Prospect Capital Corporation	PSEC	11.34	3,223	4,784	10.2	1.06	8.9	9.0	9.4	11.7	5.5	21.0
Apollo Investment Corporation	AINV	8.85	1,989	3,140	8.0	1.07	10.1	10.2	9.1	9.0	13.6	22.1
Fifth Street Finance Corp.	FSC	10.14	1,409	1,897	10.2	1.02	9.5	9.0	8.3	11.3	(0.1)	8.9
Main Street Capital Corporation	MAIN	31.03	1,233	1,239	15.3	1.55	15.4	13.7	NA	6.4	7.7	12.9
Hercules Technology Growth Capital, Inc.	HTGC	16.76	1,035	1,228	17.2	1.61	13.7	12.9	11.6	7.4	15.1	73.5
Solar Capital Ltd.	SLRC	22.43	993	1,256	7.2	1.01	11.9	12.8	12.3	7.1	4.0	9.1
Triangle Capital Corporation	TCAP	28.68	794	807	18.5	1.80	12.7	12.4	NA	7.5	(1.0)	25.0
Golub Capital BDC, Inc.	GBDC	18.25	789	1,016	9.6	1.21	13.7	13.4	11.6	7.0	7.3	27.4
PennantPark Investment Corporation	PNNT	11.43	761	1,153	13.3	1.09	11.1	10.0	NA	9.8	4.5	24.1
Blackrock Kelso Capital Corporation	BKCC	9.49	706	1,194	9.1	1.01	10.7	9.8	10.1	11.0	(2.4)	7.3
New Mountain Finance Corporation	NMFC	14.56	658	548	12.5	1.02	9.5	10.7	NA	9.3	1.8	10.5
Medley Capital Corporation	MCC	14.12	567	725	9.5	1.12	9.4	9.1	8.6	10.5	5.3	13.5
THL Credit, Inc.	TCRD	16.42	557	598	10.7	1.23	11.4	11.4	10.6	8.3	10.5	30.2
TICC Capital Corp.	TICC	10.40	555	1,022	12.6	1.05	9.9	9.2	8.8	11.2	11.0	23.4
TCP Capital Corp.	TCPC	17.05	529	729	9.0	1.13	10.5	10.3	NA	8.4	14.7	25.3
Median		15.49	791	1,173	10.5	1.09	10.8	10.5	10.0	8.8	5.4	21.6
Mean		16.10	1,471	2,080	11.5	1.17	11.6	11.1	10.3	9.0	7.0	21.9
Business Development Companies - Senior / Floating Funds												
Solar Senior Capital Ltd.	SUNS	18.37	212	286	4.0	1.03	15.6	13.7	12.7	7.7	3.8	14.9
PennantPark Floating Rate Capital	PFLT	13.84	206	329	9.0	0.98	12.2	12.0	NA	7.8	6.9	17.1
Oxford Lane Capital Corporation	OXLC	15.86	121	146	9.5	0.98	14.0	14.0	NA	13.9	2.9	15.4
Fifth Street Senior Floating Rate Corp.	FSFR	13.54	90	100	NA	0.90	42.3	12.5	NA	5.9	(2.2)	(2.2)
Median		14.85	164	216	9.0	0.98	14.8	13.1	12.7	7.7	3.3	15.2
Mean		15.40	157	215	7.5	0.97	21.0	13.1	12.7	8.8	2.9	11.3
TIGER	TIGER	9.75	1,997	8,472	13.5	0.94	7.7[2]	9.3[2]	8.4	9.0	(4.5)	5.2

Note: Financial data as of MQR and LTM for ROE; pricing data as of November 20, 2013
1. Dividend yield computed as most recent quarterly dividend annualized divided by closing share price
2. Compass Point estimates are excluded
Source: SNL Financial

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